Exhibit (iv)

1401 H Street NW Suite 1150

Washington, DC 20005

TEL 800.643.4246

FAX 202.682.2425

WEB icimutual.com

May 22, 2024
Ms. Christina Gee
Executive Director
Morgan Stanley
Risk & Insurance Management
1585 Broadway, 16th Floor
New York, NY 10036

Re: Calvert Research and Management

Investment Company Blanket Bond No. 00125223B (“Bond”) D&O/E&O Liability Insurance Policy No. 00125223D (“Policy”)

Dear Christina:

I hereby confirm that the premiums and taxes due for the above referenced Bond and Policy have been paid for the period December 31, 2023 through December 31, 2024.

Feel free to call me at (202) 326-5468 if you have any questions. Sincerely,

Catherine Dalton Underwriting Manager

ICI MUTUAL INSURANCE GROUP

ICI MUTUAL INSURANCE COMPANY, A RISK RETENTION GROUP | ICIM SERVICES, INC. | ICI MUTUAL INSURANCE BROKERS, INC.